Exhibit 99

                     HEADWATERS INCORPORATED REPORTS RESULTS
                        FOR THIRD QUARTER OF FISCAL 2004

               o Record Third Quarter Earnings Per Share of $0.47
               o Quarterly Revenue Increased 26% to $134 Million
     o Fiscal Year 2004 Earnings Forecast Range Increased to $1.75 to $1.90


SOUTH JORDAN, UTAH, July 22, 2004 - HEADWATERS INCORPORATED (NASDAQ: HDWR), today announced results for its third fiscal 2004 quarter ended June 30, 2004. Highlights for the third quarter of fiscal 2004 included:

         o Acquisition of VFL Technologies strengthened coal combustion products operations.
         o Acquisition of Eldorado Stone improved margins in construction materials segment.
         o Successful issuance of $172.5 million of 2 - 7/8% convertible debt providing low-cost, long- term capital.
         o        Collected receivable from escrowed Section 29 funds.
         o Agreement to purchase Southwest Concrete Products - acquisition closed in July.

Total revenue for the June 2004 quarter was $134.3 million, up 26% from $106.4 million reported in the June 2003 quarter. Operating income increased 28% to $27.8 million from $21.8 million for the June 2003 quarter. Net income increased to $16.1 million or $0.47 per diluted share, compared with $10.5 million or $0.37 per diluted share in the prior year's third quarter.

Total revenue for the nine months ended June 30, 2004 was $355.3 million, up 26% from $281.2 million reported for the nine months ended June 30, 2003. Operating income increased 56% to $87.9 million from $56.5 million for the nine months ended June 30, 2003. Net income for the nine months ended June 30, 2004 increased to $44.8 million or $1.38 per diluted share, compared with $25.4 million or $0.90 per diluted share for the nine months ended June 30, 2003. The net income increase, in part, reflects the impact of several events that

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Headwaters Incorporated
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occurred in the March 2004 quarter, including the license fee revenue recognized from funds held in an escrow account, resulting in diluted earnings per share of approximately $0.25.

CCP Segment Performance

During the June 2004 quarter, revenues from ISG's coal combustion products ("CCPs") segment were $58.7 million with a gross margin of 28% compared to $46.0 million of revenue with a gross margin of 28% for the June 2003 quarter. The results for the June 2004 quarter include the operations of VFL Technology, which contributed revenue of $7.7 million. Shipments of high quality fly ash products for the June 2004 quarter totaled approximately 1,800,000 tons, compared to approximately 1,570,000 tons in the June 2003 quarter, resulting in a 15% increase in tons of fly ash sold.

Construction Materials Segment Performance

Revenues from the construction materials segment were $26.8 million during the June 2004 quarter, with a gross margin of 28%, compared to revenue of $13.3 million and a gross margin of 24% for the June 2003 quarter. The 2004 third quarter revenues included Eldorado Stone's month of June revenues of $13.6 million. Eldorado Stone will have a more pronounced effect on this segment's operations in the September 2004 quarter, when its results will be included for the entire quarter.

Covol Fuels' Performance

Chemical reagent sales decreased 2% to $35.3 million, compared to $35.9 million in 2003. Covol Fuels' license fees for the June 2004 quarter increased 33% to $13.4 million from $10.1 million in 2003. The increase in license fees resulted primarily from one licensee. In 2003, the earned license fees from this licensee were not recognized as revenue due to unresolved tax contingencies that were resolved during the March 2004 quarter. The receivable relating to revenues recognized in the March quarter was collected in the June quarter.

During the June 2004 quarter, Covol Fuel's licensees sold 10.4 million tons of solid alternative fuel. This compares to 10.4 million tons sold in the June 2003 quarter and 10.0 million tons in the March 2004 quarter. Covol Fuels sold 26.0 million pounds of chemical reagent in the June 2004 quarter, compared to 27.9 million pounds in the June 2003 quarter and 23.8 million pounds in the March 2004 quarter. The 10.4 million tons of fuel sold was produced at 23 of the 28 licensed facilities, resulting in average quarterly production of 452,000 tons per facility. The highest number of tons produced from any one facility in the quarter was 793,000, and the lowest was 30,000. Covol Fuels sold chemical reagent to a total of 31 facilities. Of the 31 facilities, 18 were licensee facilities and 13 were solely chemical reagent sale facilities.

Debt Activity

As previously announced, Headwaters reduced its senior secured debt to $50 million as of March 31, 2004 and replaced this debt with a new $50 million conventional senior secured bank credit facility which included a $75 million revolver, reducing Headwaters borrowing rate by approximately 200 basis points. Headwaters borrowed $44 million on the revolver in June 2004 in connection with

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Headwaters Incorporated
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the acquisition of Eldorado Stone, but repaid the entire balance of the revolver prior to June 30, 2004. During the June 2004 quarter, Headwaters issued $172.5 million of 2-7/8% convertible senior subordinated notes due 2016 in connection with the acquisition of Eldorado Stone.

The following table highlights certain debt coverage and balance sheet ratios using quarter end balances and the trailing twelve months ("TTM") earnings before net interest expense, taxes, depreciation and amortization ("EBITDA"):


                                       Sept. 2002 Jun. 2003 Sept. 2003 Jun. 2004
                                       ---------- --------- ---------- ---------
Total Indebtedness to EBITDAa             2.43      1.65       1.53       1.88
--------------------------------------- --------- ------------------------------
EBITDA to Required Interest Payments(a)   5.65      6.85       7.73      15.79
--------------------------------------- --------- ------------------------------
Current Ratioa                            1.24      1.18       1.19       1.58
--------------------------------------- --------- ------------------------------
Total Debt to Equitya                     1.73      1.10       0.96       0.80
--------------------------------------- --------- ------------------------------

(a) See "Reconciliation of Net Income to EBITDA," "Total long-term debt, before amortized debt discount," and "Current Ratio" calculations.

Acquisition Activities

Headwaters closed the acquisition of VFL Technology Corporation (VFL) on April 9, 2004. The acquisition broadens the scope of services Headwaters offers, as well as its client base, principally on the east coast. VFL manages a total of approximately 2 million tons of coal combustion products annually for a variety of applications. Coal ash utilization applications managed by VFL include replacement of portland cement, structural base for road construction, stabilization of municipal and industrial wastes, and flowable fills. It is anticipated that VFL will be integrated into Headwaters already existing coal combustion operations and will greatly strengthen operations in the Northeast.

Headwaters closed the acquisition of Eldorado Stone on June 2, 2004. Eldorado is the second largest producer of manufactured stone in the United States. With over 1,600 distributors, Eldorado provides Headwaters with a national platform for expanded marketing of "green" building products, such as mortar and stucco made with reclaimed fly ash from coal combustion. Eldorado's acquisition will provide critical mass and improved margins in Headwaters' efforts to expand the use of fly ash in building products.

Consistent with Headwaters' diversification strategy, revenue from the pre-combustion Section 29 business has declined as a percentage of total revenue. Headwaters' revenue dependent upon Section 29 has declined from 100% in 2002 to approximately 33% for the 12 months ended June 30, 2004, on a pro forma basis including the acquisitions of VFL and Eldorado Stone as if they had occurred on October 1, 2003.

Commentary and Outlook

Steven G. Stewart, Headwaters' Chief Financial Officer, stated, "We are very pleased with the financial performance of our business units during the June

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2004 quarter. Operating results were strong in the quarter in spite of some unusually bad weather conditions in several key operating areas. Due to the strong third quarter results, we are raising our earnings forecast for fiscal 2004 to a new range of $1.75 to $1.90. These earnings estimates include $0.25 of diluted earnings per share attributable to several events, including recognition of escrowed license fees, in the March 2004 quarter as previously disclosed."

"The improvement in the economy is having a direct impact on our post-combustion businesses. It is highly likely that we will set a new record for fly ash shipments during 2004 as we continue to increase awareness of the value added nature of fly ash in concrete. Our acquisitions are performing as expected, resulting in increased earnings and cash flow," said Kirk A. Benson, Chairman and Chief Executive Officer.

Management will host a conference call with a simultaneous webcast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.hdwtrs.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.hdwtrs.com, or a phone replay will be available through July 29, 2004, at 11:59 p.m. ET by dialing 800-642-1687 or 706-645-9291 and entering the pass code 8771677.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, building products, operation of facilities utilizing alternative fuel technologies, the marketing of synthetic fuels, the receipt of licensing fees, royalties, and product sales revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

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In addition to matters affecting the coal combustion product, synthetic fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2003, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Our internet address is www.hdwtrs.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.


                          -Financial Tables to Follow-

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
HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                           Quarter ended June 30,               Nine months ended June 30,
                                                     ------------------------------------   ------------------------------------
                                                               2003               2004                2003               2004
                                                     ------------------------------------   ------------------------------------
Revenue:
     Sales of chemical reagents                             $  35,908          $  35,284           $  98,099          $  98,393
     License fees                                              10,120             13,444              27,846             59,276
     Coal combustion products revenues                         46,005             58,670             115,460            143,363
     Sales of construction materials                           13,257             26,780              36,041             49,961
     Other revenues                                             1,106                140               3,712              4,315
                                                     ------------------------------------   ------------------------------------
Total revenue                                                 106,396            134,318             281,158            355,308
                                                     ------------------------------------   ------------------------------------

Operating costs and expenses:
     Cost of chemical reagents sold                            25,271             23,784              66,065             66,804
     Cost of coal combustion products revenues                 33,217             42,089              84,635            102,835
     Cost of construction materials sold                       10,059             19,245              27,535             38,341
     Cost of other revenues                                     1,186                 45               3,318                362
     Depreciation and amortization                              3,409              5,065               9,660             11,572
     Research and development                                   1,052              1,679               3,172              5,135
     Selling, general and administrative                       10,433             14,626              30,259             42,404
                                                     ------------------------------------   ------------------------------------
Total operating costs and expenses                             84,627            106,533             224,644            267,453
                                                     ------------------------------------   ------------------------------------
Operating income                                               21,769             27,785              56,514             87,855

Interest income (expense), net                                 (4,017)            (1,265)            (11,913)           (12,253)
Other income (expense), net                                      (208)               275              (2,266)            (2,118)
                                                     ------------------------------------   ------------------------------------
Income before income taxes                                     17,544             26,795              42,335             73,484

Income tax provision                                           (7,000)           (10,735)            (16,950)           (28,705)
                                                     ------------------------------------   ------------------------------------
Net income                                                  $  10,544          $  16,060           $  25,385          $  44,779
                                                     ====================================   ====================================

Basic earnings per share                                    $    0.39          $    0.48           $    0.94          $    1.43
                                                     ====================================   ====================================

Diluted earnings per share                                  $    0.37          $    0.47           $    0.90          $    1.38
                                                     ====================================   ====================================

Weighted average shares outstanding -- basic                   27,192             33,118              27,003             31,287
                                                     ====================================   ====================================

Weighted average shares outstanding -- diluted                 28,299             34,318              28,188             32,501
                                                     ====================================   ====================================

Reconciliation of Net Income to EBITDA for the trailing 12 months ended June 30, 2004:

EBITDA for the trailing 12 months ended June 30, 2004 of $121,842 is derived as follows: net income of $56,025, plus net interest expense of $15,718, income taxes of $35,205, and depreciation and amortization of $14,894.

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
HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                                 September 30,        June 30,
Assets:                                                                                               2003              2004
                                                                                            ------------------------------------
Current assets:
     Cash and short-term investments                                                               $  21,653          $  34,358
     Trade receivables, net                                                                           52,399             75,247
     Inventories                                                                                       7,827             26,175
     Other                                                                                             6,005             15,394
                                                                                            ------------------------------------
Total current assets                                                                                  87,884            151,174

Property, plant and equipment, net                                                                    52,743             86,693
Intangible assets, net                                                                               112,414            127,375
Goodwill                                                                                             112,131            280,656
Debt issue costs and other assets                                                                      8,103              9,667
                                                                                            ------------------------------------
Total assets                                                                                       $ 373,275          $ 655,565
                                                                                            ====================================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                              $  17,177          $  21,410
     Accrued liabilities                                                                              29,056             64,070
     Current portion of long-term debt                                                                27,475             10,299
                                                                                            ------------------------------------
Total current liabilities                                                                             73,708             95,779

     Long-term debt                                                                                  104,044            219,282
     Deferred income taxes                                                                            50,663             49,237
     Other long-term liabilities                                                                       4,703              5,189
                                                                                            ------------------------------------
Total liabilities                                                                                    233,118            369,487
                                                                                            ------------------------------------

Stockholders' equity:
     Common stock - par value                                                                             28                 34
     Capital in excess of par value                                                                  130,936            233,102
     Retained earnings                                                                                12,213             56,992
     Other, primarily treasury stock                                                                  (3,020)            (4,050)
                                                                                            ------------------------------------
Total stockholders' equity                                                                           140,157            286,078
                                                                                            ------------------------------------
Total liabilities and stockholders' equity                                                         $ 373,275          $ 655,565
                                                                                            ====================================


The current ratio as of September 30, 2003 of 1.19 is derived by dividing total current assets of $87,884 by total current liabilities of $73,708. The current ratio as of June 30, 2004 of 1.58 is derived by dividing total current assets of $151,174 by total current liabilities of $95,779.


Outstanding long-term debt before unamortized debt discount is calculated as follows:

     Current portion of long-term debt as shown above                                              $  27,475          $  10,299
     Long-term debt as shown above                                                                   104,044            219,282
     Unamortized debt discount                                                                         3,404                  0
                                                                                            ------------------------------------
     Total long-term debt, before unamortized debt discount                                        $ 134,923          $ 229,581
                                                                                            ====================================